Exhibit 5.1

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, MA 02110

December 14, 2004

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Re:	Registration Statement on Form S-8 relating to the Amended and Restated 2000 Stock Incentive Plan of Net6, Inc. and Amended and Restated 2003 Stock Incentive Plan of Net6, Inc.

Ladies and Gentlemen:

We are acting as counsel for Citrix Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) 7,861 shares of common stock par value $0.001 per share of the Company (the “Common Stock”) under the Amended and Restated 2000 Stock Incentive Plan of Net6, Inc. (the “2000 Plan”), and (ii) 43,685 shares of Common Stock par value $0.001 per share of the Company under the Amended and Restated 2003 Stock Incentive Plan of Net6, Inc. (the “2003 Plan”) (collectively the “Stock Plans”).

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or certified copies, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of the opinion set forth herein, including, without limitation, (a) the Stock Plans, (b) the Company’s Amended and Restated Certificate of Incorporation currently in effect, (c) the Company’s Amended and Restated By-Laws, (d) a specimen of the form of stock certificate evidencing the shares of Common Stock of the Company and (e) the minute books and stock records of the Company.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company issued or proposed to be issued pursuant to the terms of the Stock Plans, when issued and paid for in accordance with the terms of the Stock Plans and the terms of any agreement relating to such issuance, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Testa, Hurwitz & Thibeault, LLP

TESTA, HURWITZ & THIBEAULT, LLP